SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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The following letter from Michael I. Roth, MONY’s Chairman and Chief Executive Officer, to the stockholders of MONY, appeared in The Wall Street Journal on January 27, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com
Michael I. Roth Chairman and Chief Executive Officer

January 27, 2004

Dear Fellow Stockholder:

Last September, The MONY Group Inc. agreed to be acquired by AXA Financial, Inc. in a merger which, when completed, will pay $31.00 in cash for each of your shares of MONY common stock. The $31.00 per share merger consideration represents a 25.3% premium to MONY’s average closing stock price over the one year period ending on the date of the merger’s announcement.

AXA Financial’s $31.00 per share cash offer represents full and fair value.

After carefully considering numerous factors, including MONY’s financial performance and prospects, various strategic options and the opinion of Credit Suisse First Boston LLC as to the fairness, from a financial point of view, of the per share merger consideration to be received by MONY stockholders in the merger, MONY’s Board of Directors unanimously determined that the merger consideration represented fair value and approved the merger with AXA Financial.

Wall Street securities analysts agree: The merger price is fair and,

if the merger is rejected, MONY’s stock price is likely to decline.

Professional stock analysts who follow MONY also have concluded that the $31.00 per share AXA Financial merger proposal is fair, that a higher bid for MONY is unlikely and that, if the merger is not consummated for any reason, the value of MONY’s common stock will decline to levels substantially below $31.00 per share. Further, MONY’s financial strength ratings could be downgraded, with negative consequences for MONY stockholders and policyholders. And, at least one analyst has warned that dissenting stockholders who exercise appraisal rights could receive “a valuation lower than the $31 offer price.”

Some investors were hoping for a better offer.

But, after four months, no other offer or realistic alternative has emerged.

The merger is the product of the Board’s comprehensive review of strategic options to maximize stockholder value. While not disagreeing with our decision to explore a sale of MONY, a few investors have complained that the price offered in the AXA Financial merger is too low. Yet, in the four months that have elapsed since announcement of the proposed merger with AXA Financial, no other bidder willing to pay more than $31.00 per share has emerged, and no one has proposed a realistic alternative. Under the circumstances, we believe complaints voiced about the merger are misguided and ignore many, if not most, of the important reasons to support the transaction.

The future of an independent MONY is speculative.

While MONY is still a fundamentally sound company with an experienced management team, the operating environment is extremely challenging for relatively small life insurers, like MONY, which lack the scale of larger and stronger competitors. We remain vulnerable to economic, industry and company-specific risks, all of which significantly impair our ability to reach acceptable levels of profitability. In fact, if the merger is not approved, MONY’s senior debt credit ratings and MONY Life’s financial strength ratings are subject to downgrade. Obviously, any downgrade will have adverse implications for MONY’s stockholders and policyholders, severely undermining our ability to grow earnings.

A few of the merger’s critics have suggested that a change in management is the solution to all of our problems. That suggestion is wrong and ignores the fundamental challenges facing our Company. It would not address our capital needs or remove the very real threat of an immediate ratings downgrade. It would not increase MONY’s scale or improve our competitive position in the markets we serve. And, it would not reverse adverse industry trends. As long as these challenges remain, expectations of a sustainable rise in earnings to double-digit levels are, in our opinion, wishful thinking.

For these reasons, among others, we believe AXA Financial’s $31.00 per share cash offer is the best alternative for MONY stockholders. Speculation that the present value of MONY as a stand-alone company could be greater than $31.00 per share is, in our opinion, misguided.

Consider the facts. Review your options. And, do what’s best for you.

Vote “FOR” the AXA Financial merger proposal today!

In our opinion, the proposed merger offers full and fair value for MONY and there is no better alternative.

We urge you to vote “FOR” the $31.00 per share AXA Financial merger proposal by completing, signing, dating and mailing your WHITE MONY proxy card.

On behalf of the Board of Directors,

If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at 1-800-488-8075. Important Legal Information: MONY has filed a definitive proxy statement and intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. The full text of Credit Suisse First Boston’s written opinion to the MONY Board of Directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to the definitive proxy statement. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com). Forward-looking Statements: The foregoing contains forward-looking statements concerning MONY’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning MONY’s operations, economic performance, prospects and financial condition for 2004 and following years. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among MONY, AXA Financial, Inc., and AIMA Acquisition Co., including approval of MONY’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; MONY could experience losses, including venture capital losses; MONY could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; MONY could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; MONY could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from MONY’s mortality assumptions; MONY could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for MONY’s products. MONY does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.